SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
         (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 1)*



                                   51job, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    316827104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           [ ]       Rule 13d-1(b)

           [ ]       Rule 13d-1(c)

           [X]       Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                               Page 1 of 17 Pages
                       Exhibit Index Contained on Page 15


----------------------------------------------------------                     --------------------------------------
CUSIP NO.  316827104                                              13 G                               Page 2 of 17
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      DCM III, L.P. ("DCMIII")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        4,588,208 ordinary common shares ("shares"), except that DCM
              SHARES                          Investment Management III, LLC ("GPIII), the general partner of
           BENEFICIALLY                       DCMIII, may be deemed to have sole power to vote these shares, and K.
      OWNED BY EACH REPORTING                 David Chao ("Chao"), Dixon R. Doll ("Doll"), Peter W. Moran ("Moran")
              PERSON                          and Robert I. Theis ("Theis"), the managing members of GPIII, may be
               WITH                           deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              4,588,208 shares, except that GPIII, the general partner of DCMIII, may be deemed to have sole power to dispose of these shares, and Chao,
                                              Doll, Moran and Theis, the managing members of GPIII may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       4,588,208
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                  [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    8.2%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  316827104                                              13 G                               Page 3 of 17
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      DCM III-A, L.P. ("DCMIII-A")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        121,568 shares, except that GPIII, the general partner of DCMIII-A,
              SHARES                          may be deemed to have sole power to vote these shares, and Chao, Doll,
           BENEFICIALLY                       Moran and Theis, the managing members of GPIII may be deemed to have
      OWNED BY EACH REPORTING                 shared power to vote these shares.
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              121,568 shares, except that GPIII, the general partner of DCMIII-A, may be deemed to have sole power to dispose of these shares, and
                                              Chao, Doll, Moran and Theis, the managing members of GPIII, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       121,568
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                 [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.2%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  316827104                                              13 G                               Page 4 of 17
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      DCM Affiliates Fund III, L.P. ("Aff III")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        224,175 shares, except that GPIII, the general partner of Aff III, may
              SHARES                          be deemed to have sole power to vote these shares, and Chao, Doll,
           BENEFICIALLY                       Moran and Theis, the managing members of GPIII, may be deemed to have
      OWNED BY EACH REPORTING                 shared power to vote these shares.
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              224,175 shares, except that GPIII, the general partner of Aff III, may be deemed to have sole power to dispose of these shares, and Chao,
                                              Doll, Moran and Theis, the managing members of GPIII, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       224,175
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                 [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.4%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  316827104                                              13 G                               Page 5 of 17
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      DCM Investment Management III, LLC ("GPIII")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        4,933,951 shares, of which 4,588,208 are directly owned by DCMIII,
              SHARES                          121,568 are directly owned by DCMIII-A and 224,175 are directly owned
           BENEFICIALLY                       by Aff III.  GPIII, the general partner of DCMIII, DCMIII-A and Aff
      OWNED BY EACH REPORTING                 III, may be deemed to have sole power to vote these shares, and Chao,
              PERSON                          Doll, Moran and Theis, the managing members of GPIII, may be deemed to
               WITH                           have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              4,933,951 shares, of which 4,588,208 are directly owned by DCMIII,
                                              121,568 are directly owned by DCMIII-A and 224,175 are directly owned by Aff III.  GPIII, the general partner of DCMIII, DCMIII-A and Aff
                                              III, may be deemed to have sole power to dispose of these shares, and
                                              Chao, Doll, Moran and Theis, the managing members of GPIII, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       4,933,951
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                  [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                       8.9%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                        OO
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  316827104                                              13 G                               Page 6 of 17
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON   K. David Chao ("Chao")

------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Japanese Citizen
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        441,067 shares.
              SHARES
           BENEFICIALLY
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              4,933,951 shares, of which 4,588,208 are directly owned by DCMIII,
                                              121,568 are directly owned by DCMIII-A and 224,175 are directly owned by Aff III.  Chao is a managing member of GPIII, the general partner of DCMIII, DCMIII-A and Aff III, and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              441,067 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              4,933,951 shares, of which 4,588,208 are directly owned by DCMIII,
                                              121,568 are directly owned by DCMIII-A and 224,175 are directly owned by Aff III.  Chao is a managing member of GPIII, the general partner of DCMIII, DCMIII-A and Aff III, and may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       5,375,018
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    9.7%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  316827104                                              13 G                               Page 7 of 17
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON   Dixon R. Doll ("Doll")

------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares.
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              4,933,951 shares, of which 4,588,208 are directly owned by DCMIII,
                                              121,568 are directly owned by DCMIII-A and 224,175 are directly owned by Aff III.  Doll is a managing member of GPIII, the general partner of DCMIII, DCMIII-A and Aff III, and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              4,933,951 shares, of which 4,588,208 are directly owned by DCMIII,
                                              121,568 are directly owned by DCMIII-A and 224,175 are directly owned by Aff III.  Doll is a managing member of GPIII, the general partner of DCMIII, DCMIII-A and Aff III, and may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       4,933,951
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                      8.9%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                                                                IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  316827104                                              13 G                               Page 8 of 17
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON   Peter W. Moran ("Moran")

------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares.
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              4,933,951 shares, of which 4,588,208 are directly owned by DCMIII,
                                              121,568 are directly owned by DCMIII-A, and 224,175 are directly owned by Aff III.  Moran is a managing member of GPIII, the general partner of DCMIII, DCMIII-A and Aff III, and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              4,933,951 shares, of which 4,588,208 are directly owned by DCMIII,
                                              121,568 are directly owned by DCMIII-A, and 224,175 are directly owned by Aff III.  Moran is a managing member of GPIII, the general partner of DCMIII, DCMIII-A, and Aff III, and may be deemed to have shared power to vote these shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       4,933,951
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                  [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    8.9%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                                                              IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  316827104                                              13 G                               Page 9 of 17
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON   Robert I. Theis ("Theis")

------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b X)
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares.
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              4,933,951 shares, of which 4,588,208 are directly owned by DCMIII,
                                              121,568 are directly owned by DCMIII-A, and 224,175 are directly owned by Aff III.  Theis is a managing member of GPIII, the general partner of DCMIII, DCMIII-A and Aff III, and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              4,933,951 shares, of which 4,588,208 are directly owned by DCMIII,
                                              121,568 are directly owned by DCMIII-A, and 224,175 are directly owned by Aff III.  Theis is a managing member of GPIII, the general partner of DCMIII, DCMIII-A and Aff III, and may be deemed to have shared power to dispose these shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       4,933,951
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                   [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    8.9%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                                                              IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------                    --------------------------
CUSIP NO.  316827104                      13 G                   Page 10 of 17
----------------------------------                    --------------------------


ITEM 1(A).    NAME OF ISSUER
              --------------

              51job, Inc.

ITEM 1(B).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
              -----------------------------------------------

              21st Floor, Wen Xin Plaza
              755 Wei Hai Road
              Shanghai 200041, People's Republic of China

ITEM 2(A).    NAME OF PERSONS FILING
              ----------------------

              This Statement is filed by DCM III, L.P., a Delaware limited partnership ("DCMIII"), DCM III-A, L.P., a Delaware limited partnership ("DCMIII-A") and DCM Affiliates Fund III, L.P. ("Aff III") and DCM Investment Management III, L.L.C., a Delaware limited liability company ("GPIII") and K. David Chao ("Chao"), Dixon R. Doll ("Doll"), Peter W. Moran ("Moran") and Robert I. Theis ("Theis"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

              GPIII, the general partner of DCMIII, DCMIII-A, and Aff III, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by DCMIII, DCMIII-A and Aff
              III. Chao, Doll, Moran and Theis are managing members of and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by DCMIII, DCMIII-A, and Aff III.

ITEM 2(B).    ADDRESS OF PRINCIPAL OFFICE
              ---------------------------

              The address for each of the Reporting Persons is:

              Doll Capital Management
              2420 Sand Hill Road
              Suite 200
              Menlo Park, California  94025

ITEM 2(C)     CITIZENSHIP
              -----------

              DCMIII, DCMIII-A, and Aff III are Delaware limited partnerships. GPIII is a Delaware limited liability company. Doll, Moran and Theis are United States citizens. Chao is a Japanese citizen.

ITEM 2(D) AND (E).         TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER
                           ---------------------------------------------

              American Depositary Shares (ADS)
              (One ADS represents two ordinary common shares.)
              CUSIP # 316827104

ITEM 3.       Not Applicable
              --------------

ITEM 4.       OWNERSHIP
              ---------

              Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

----------------------------------                    --------------------------
CUSIP NO.  316827104                      13 G                   Page 11 of 17
----------------------------------                    --------------------------

                      (a)   Amount beneficially owned:
                            --------------------------

                            See Row 9 of cover page for each Reporting Person.

                      (b)   Percent of Class:
                            -----------------

                            See Row 11 of cover page for each Reporting Person.

                      (c)   Number of shares as to which such person has:
                            ---------------------------------------------

                                (i)  Sole power to vote or to direct the vote:
                                     -----------------------------------------

                                     See Row 5 of cover page for each  Reporting
                                     Person.

                                (ii) Shared power to vote or to direct the vote:
                                     -------------------------------------------

                                     See Row 6 of cover page for each  Reporting
                                     Person.

                                (iii) Sole  power to  dispose  or to direct  the
                                      ------------------------------------------
                                      disposition of:

                                     See Row 7 of cover page for each  Reporting
                                     Person.

                                (iv) Shared  power to  dispose  or to direct the
                                     -------------------------------------------
                                     disposition of:
                                     ---------------

                                     See Row 8 of cover page for each  Reporting
                                     Person.


ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
              --------------------------------------------

              Not applicable.

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
              ----------------------------------------------------------------

              Under certain circumstances, set forth in the limited partnership agreements of DCMIII, DCMIII-A and Aff III, and the limited liability company agreement of GPIII, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

----------------------------------                    --------------------------
CUSIP NO.  316827104                      13 G                   Page 12 of 17
----------------------------------                    --------------------------


ITEM 7.       IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
              ------------------------------------------------------------------
              THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
              ------------------------------------------------------------

              Not applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
              ----------------------------------------------------------

              Not applicable

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

              Not applicable

ITEM 10.      CERTIFICATION.

              Not applicable

----------------------------------                    --------------------------
CUSIP NO.  316827104                      13 G                   Page 13 of 17
----------------------------------                    --------------------------


                                   SIGNATURES
                                   ----------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 10, 2005
                                      DCM III, L.P., a
                                      Delaware Limited Partnership

                                      DCM III-A, L.P., a
                                      Delaware Limited Partnership

                                      DCM AFFILIATES FUND III, L.P., a
                                      Delaware Limited Partnership

                                      DCM INVESTMENT MANAGEMENT III, L.L.C., a
                                      Delaware Limited Liability Company,
                                      General Partner.


                                      By:    /s/  K. David Chao
                                         --------------------------------
                                             K. David Chao
                                             Managing Member



                                      K. David Chao



                                      By:    /s/  K. David Chao
                                         --------------------------------
                                             K. David Chao


                                      Dixon R. Doll



                                      By:    /s/  Dixon R. Doll
                                         --------------------------------
                                             Dixon R. Doll


                                      Peter W. Moran



                                      By:    /s/  Peter W. Moran
                                         --------------------------------
                                             Peter W. Moran


                                      Robert I. Theis



                                      By:    /s/  Robert I. Theis
                                         --------------------------------
                                             Robert I. Theis

----------------------------------                    --------------------------
CUSIP NO.  316827104                      13 G                   Page 14 of 17
----------------------------------                    --------------------------


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

http://www.sec.gov/divisions/corpfin/forms/13g.htm
Last update: 06/04/2001

----------------------------------                  ----------------------------
CUSIP NO.  316827104                      13 G                   Page 15 of 17
----------------------------------                  ----------------------------


                                  EXHIBIT INDEX
                                  -------------




                                                                   Found on
                                                                 Sequentially
Exhibit                                                          Numbered Page
-------                                                          -------------

Exhibit A:  Agreement of Joint Filing                                 16



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CUSIP NO.  316827104                      13 G                   Page 16 of 17
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                                    EXHIBIT A
                                    ---------



                            Agreement of Joint Filing
                            -------------------------


     The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such
Schedule 13G.


Date:  February 10, 2005
                                      DCM III, L.P., a
                                      Delaware Limited Partnership

                                      DCM III-A, L.P., a
                                      Delaware Limited Partnership

                                      DCM AFFILIATES FUND III, L.P., a
                                      Delaware Limited Partnership

                                      DCM INVESTMENT MANAGEMENT III, L.L.C., a
                                      Delaware Limited Liability Company,
                                      General Partner.


                                      By:    /s/  K. David Chao
                                         --------------------------------
                                             K. David Chao
                                             Managing Member



                                      K. David Chao



                                      By:    /s/  K. David Chao
                                         --------------------------------
                                             K. David Chao


                                      Dixon R. Doll



                                      By:    /s/  Dixon R. Doll
                                         --------------------------------
                                             Dixon R. Doll

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CUSIP NO.  316827104                      13 G                   Page 17 of 17
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                                      Peter W. Moran



                                      By:    /s/  Peter W. Moran
                                         --------------------------------
                                             Peter W. Moran


                                      Robert I. Theis


                                      By:    /s/  Robert I. Theis
                                         --------------------------------
                                             Robert I. Theis